Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

NU Reports Year-End 2013 Results

(HARTFORD, Conn. and BOSTON, Mass. – February 6, 2014)  Northeast Utilities (NYSE: NU) today reported full-year 2013 earnings of $786 million, or $2.49 per share, compared with full-year 2012 earnings of $525.9 million, or $1.89 per share.  Excluding integration and other costs related to the April 2012 merger of NU and NSTAR, NU earned $799.8 million in 2013, or $2.53 per share1, compared with $633.5 million in 2012, or $2.28 per share1.  NSTAR’s earnings are included in NU’s results of operations, effective as of April 2012.

In the fourth quarter of 2013, NU earned $177.4 million, or $0.56 per share, compared with earnings of $174.7 million, or $0.55 per share, in the fourth quarter of 2012.  Results include $3.2 million of after-tax integration-related costs in the fourth quarter of 2013 and $2.1 million of after-tax merger-related costs in the fourth quarter of 2012.  Excluding those costs, NU earned $180.6 million, or $0.57 per share1, in the fourth quarter of 2013, compared with $176.8 million, or $0.56 per share1, in the fourth quarter of 2012.

Thomas J. May, NU chairman, president and chief executive officer, said, “These full-year financial results are consistent with our previously announced 2013 recurring earnings guidance of between $2.45  and $2.60 per share1 and reflect very strong financial and operational performance in our first full year as a merged company.”

May highlighted a number of accomplishments in 2013:

•

Strong electric service reliability and NU’s best overall system performance on record;

•

Significant progress in standardizing the operations of NU’s four electric and two natural gas utilities, improving customer service and lowering operating costs;

•

Completion of the Greater Springfield Reliability Project (GSRP) and the Cape Cod transmission project on schedule.  GSRP was completed approximately 6 percent below its $718 million budget;

•

10,356 new natural gas heating customers at NU’s natural gas utilities, nearly 17 percent above 2012 levels;

•

Maintenance of top-tier industry credit ratings.

2014 Earnings Guidance

Also today, NU projected 2014 earnings per share of between $2.60 and $2.75 and long-term earnings per share growth from 2012 through 2017 of between 6 percent and 8 percent.

Electric Transmission

NU’s transmission segment earned $287 million for the full year of 2013, compared with earnings of $249.7 million for the full year of 2012, and $71.6 million in the fourth quarter of 2013, compared with $68.6 million in the fourth quarter of 2012.  The earnings improvement for the full year primarily reflects continued investment in NU’s transmission system, including completion of GSRP.  Full year 2013 results also benefited from the inclusion of a full year of NSTAR Electric Company results, but were negatively affected by a $14.3 million after-tax charge recorded in the third quarter as a result of an ongoing complaint before the Federal Energy Regulatory Commission concerning the authorized base return on equity earned by all New England electric transmission owners.

Electric Distribution and Generation

NU’s electric distribution and generation segment earned $427 million for the full year of 2013, compared with $343.4 million for the full year of 2012.  The 2012 results exclude merger and related settlement costs.  Full year 2013 results benefited from the inclusion of a full year of NSTAR Electric results, lower operation and maintenance costs, and a 1 percent increase in retail electric sales, partially offset by higher depreciation and property tax expense.  In the fourth quarter of 2013, the electric distribution and generation segment earned $79.5 million, compared with earnings of $80.3 million in the fourth quarter of 2012.

Earnings of Electric Utility Subsidiaries (net of preferred dividends)

The Connecticut Light and Power Company (CL&P) earned $273.9 million in 2013, compared with earnings of $242.6 million in 2012, excluding $38.4 million of after-tax merger and related settlement costs in 2012.  Improved results reflect in part lower operation and maintenance costs and higher retail revenues due to a 1.3 percent increase in retail sales.

NSTAR Electric earned $266.4 million in 2013, the first full year of results since the merger.

Public Service Company of New Hampshire earned $111.4 million in 2013, compared with earnings of $96.9 million in 2012.  Improved 2013 results were due primarily to improved generation results and a 1.5 percent increase in retail sales, as well as changes in distribution rates effective in both mid-2012 and mid-2013.

Western Massachusetts Electric Company (WMECO) earned $60.4 million in 2013, compared with $56.3 million in 2012, excluding $1.8 million of after-tax merger and related settlement costs.  WMECO’s 2013 results improved largely as a result of higher transmission earnings, which were primarily related to GSRP.

Natural Gas Distribution

NU’s natural gas distribution segment, which includes Yankee Gas Services Company and NSTAR Gas Company, earned $60.9 million for the full year 2013 and $26.8 million in the fourth quarter of 2013, compared with $32.9 million for the full year of 2012 and $22.5 million in the fourth quarter of 2012.  Improved full-year results reflect the inclusion of NSTAR Gas first-quarter results in 2013.  Improved fourth quarter 2013 and full-year 2013 results also reflect colder weather in the fourth quarter of 2013, compared with the same period in 2012, as well as the addition of the 10,356 new natural gas heating customers noted above.

“We added a record number of new natural gas heating customers in 2013 and project significantly increased conversion activity over the next decade as homeowners and businesses in Connecticut and Massachusetts continue to embrace the cost and environmental advantages of installing natural gas systems as their primary  heating source,” May said.

NU parent and other companies

Excluding $13.8 million of after-tax integration costs, NU parent and other companies earned $24.9 million for the full year of 2013, compared with earnings of $7.5 million for 2012, excluding $54.4 million of after-tax merger and settlement-related costs.  In the fourth quarter of 2013, NU parent and other businesses earned $2.7 million, excluding $3.2 million of after-tax integration-related costs, compared with 2012 fourth quarter earnings of $5.4 million, excluding $2 million of after-tax merger-related costs.  The full-year improvements were driven by a number of factors, including increased profitability of unregulated investments, parent debt refinancing savings, and lower income and other taxes.

The following table reconciles earnings per share for the fourth-quarter and year ended December 31, 2013 and 2012.

		Fourth Quarter	Full Year
2012	Reported EPS	$0.55	$1.89
	2012 merger-related charges	$0.01	$0.39
	2012 EPS before merger charges	$0.56	$2.28
	Higher outstanding common shares	---	($0.32)
	Higher transmission earnings in 2013	$0.01	$0.07
	Higher electric distribution revenues in 2013	$0.02	$0.08
	Higher firm natural gas sales in 2013	$0.02	$0.06
	(Higher)/lower non-tracked O&M in 2013	($0.02)	$0.05
	Other, including change in effective tax rate	($0.02)	$0.10
	NSTAR first-quarter 2013 earnings	---	$0.21
	2013 EPS before integration and merger-related costs	$0.57	$2.53
	2013 integration and merger-related costs	($0.01)	($0.04)
2013	Reported EPS	$0.56	$2.49

Financial results for the fourth quarter and year ended December 31, 2013 and 2012 are noted below:

Three months ended:

(in millions, except EPS)	December 31, 2013	December 31, 2012	Increase/ (Decrease)	2013 EPS[1]
Electric Distribution/Generation	$79.5	$80.3	($0.8)	$0.25
Natural Gas Distribution	$26.8	$22.5	$4.3	$0.08
Electric Transmission	$71.6	$68.6	$3.0	$0.23
NU Parent and Other Companies, ex. merger expenses	$2.7	$5.4	($2.7)	$0.01
Earnings, ex. merger impacts	$180.6	$176.8	$3.8	$0.57
Integration, merger impacts	($3.2)	($2.1)	($1.1)	($0.01)
Reported Earnings	$177.4	$174.7	$2.7	$0.56

12 months ended:

(in millions, except EPS)	December 31, 2013	December 31, 2012	Increase/ (Decrease)	2013 EPS[1]
Electric Distribution/Generation, ex. rate credits and storm costs write-down	$427.0	$343.4	$83.6	$1.35
Natural Gas Distribution, ex. rate Credits	$60.9	$32.9	$28.0	$0.19
Electric Transmission	$287.0	$249.7	$37.3	$0.91
NU Parent and Other Companies, ex. merger costs	$24.9	$7.5	$17.4	$0.08
Earnings, ex. merger impacts	$799.8	$633.5	$166.3	$2.53
Integration, merger impacts	($13.8)	($107.6)	$93.8	($0.04)
Reported Earnings	$786.0	$525.9	$260.1	$2.49

Retail sales data:

	December 31, 2013	December 31, 2012	% Change Actual	% Change Weather Norm.
Electric Distribution
Gwh for three months ended	13,377	13,111	2.0%	0.3%
Gwh for 12 months ended*	55,331	54,808	1.0%	0.1%

Natural Gas Distribution
Firm volumes in mmcf for three months ended	30,212	27,492	9.9%	0.6%
Firm volumes in mmcf for 12 months ended**	98,258	87,527	12.3%	0.9%

*

Pre-merger sales data for NSTAR Electric are included for illustrative purposes.

**

Pre-merger sales data for NSTAR Gas are included for illustrative purposes.  Net of special contracts at Yankee Gas, the segment’s firm sales rose 15.1 percent in 2013, compared with 2012.  They were 2.7 percent higher on a weather normalized basis.

NU has approximately 315 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

# # # #

Note: NU will webcast an investor presentation today, February 6, 2014, beginning at 10:30 a.m. Eastern Time. The webcast can be accessed through NU’s website at www.nu.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  In addition, fourth quarter and full year 2013 and 2012 earnings and EPS excluding certain integration and merger charges related to the April 10, 2012 closing of the merger between NU and NSTAR are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our fourth quarter and full year 2013 and 2012 results without including the impact of the non-recurring integration and merger-related costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.

Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.